Mobivity Announces Third Quarter Financial Results

Annual recurring revenue climbs 15.7% compared to Q3 2018

PHOENIX, Nov. 13, 2019 (GLOBE NEWSWIRE) - Mobivity Holdings Corp. (OTCQB: MFON), creators of the award-winning customer personalization platform, Recurrency, today announced financial results for the third quarter ending September 30, 2019 (“Q3 2019”).

Q3 2019 Highlights

•Revenue for the third quarter of 2019 decreased 46% to $2.5 million compared to $4.6 million in Q3 2018

•Recurring revenues increased to $2.7 million for the quarter, a 15.7% increase compared to $2.4 million for Q3 2018

•Net loss for Q3, 2019 was $(1.9) million compared to net income of $91,000 in Q3 2018

•On an adjusted EBITDA basis, excluding non-recurring and non-cash charges, Q3 2019 net loss was ($1.2 million) compared to an adjusted net loss of ($529,000) in Q3 2018.

•Checkers & Rally’s selected Mobivity to power its mobile customer engagement programs in over 875 of its U.S. locations. The programs will utilize Mobivity’s Reach to send timely, personalized mobile offers to Checkers & Rally’s customers via SMS text messaging.

•Launched a large-scale Offer and Promotions Management Platform and new recurring revenue stream with a large global brand.

•The Company began initiatives to penetrate a second vertical, grocery stores, with its Recurrency platform.

Dennis Becker, Mobivity Chairman and CEO, commented, “We achieved meaningful progress in the third quarter, including growing our recurring revenue through both existing customers and incremental customer wins. Simultaneously, we continued to invest in our technology in collaboration with large customers and name-brand partners, further validating our business model and the upside potential in our financial performance. The recurring license revenue structure of our business provides us with strong operating leverage that we continue to believe will drive improving financial results, despite the revenue impact from our efforts taking longer than we had originally anticipated.”

Mr. Becker continued, “We are making steady progress in our efforts to expand our relationship with existing customers, which will significantly improve our growth rate. Additional revenue from an already onboarded customer disproportionally drops to the bottom line, driving gross margin and operating margin expansion and bringing us closer to cash flow break-even. Over the next few quarters, we expect this progress to become evident in our financial results as the dramatic ROI we provide to customers enables us to capture a greater share of their marketing budgets.”

“Increasingly, brands are recognizing the value of one-to-one marketing, especially compared to lower-value traditional marketing channels which are seeing diminishing ROIs,” added Mr. Becker. “Mobivity has the ability to prove a tangible ROI, as we drive increased frequency and higher spend, two incredibly valuable metrics for brands in today’s competitive environment. Increasingly, we are seeing this translate to a greater share of our customers’ marketing spend.”

Consolidated Financial Summaries

Conference Call

Mobivity will host a conference call at 4:30 p.m. ET on November 14, 2019. Conference Call Information:

Date: Thursday, November 14, 2019
Time: 4:30 P.M. Eastern Time (ET)
Dial in Number for U.S. Callers: 1-855-327-6837
Dial in Number for International Callers: 1-631-891-4304
Please Reference Conference ID: 10008076

The call will also be accompanied live by webcast over the Internet and accessible at http://public.viavid.com/index.php?id=136967.

A replay will be available for two weeks starting on November 14, 2019 at approximately 7:30 p.m. ET. To access the replay, please dial 1-844-512-2921 in the U.S. and 1-412-317-6671 for international callers. The conference ID# is 10008076. The replay will also be available on the Company’s website under the investor relations section.

Non-GAAP Measurements

This press release includes certain financial information which constitutes "non-GAAP financial measures" as defined by the SEC. A full reconciliation of the non-GAAP measures to GAAP can be found in the tables of today's press release. Non-GAAP adjusted net income is supplemental to results presented under accounting principles generally accepted in the United States of America ("GAAP") and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Mobivity's operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Mobivity's business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

About Mobivity

Brick and mortar stores struggle to manage customer connections in a digital world. Mobivity provides a platform to connect national restaurants, retailers, personal care brands, and their partners with customers to increase retention, visits, and spend. Mobivity’s Recurrency platform increases customer engagement and frequency by capturing detailed POS transaction records, analyzing customer habits, and motivating customers and employees through data-driven messaging applications and rewards. For more information about Mobivity, visit mobivity.com or call (877) 282-7660.

Forward Looking Statement

This press release contains forward-looking statements concerning Mobivity Holdings Corp. within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding the benefits of recent additions to the Company’s management team; the Company’s expectations for the growth of the Company's operations and revenue; and the advantages and growth prospects of the mobile marketing industry. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, our ability to successfully integrate our recent additions to management; our ability to develop the sales force required to achieve our development and revenue goals; our ability to raise additional working capital as and when needed; changes in the laws and regulations affecting the mobile marketing industry and those other risks set forth in Mobivity Holdings Corp.'s annual report on Form 10-K for the year ended December 31, 2018 filed with the SEC on April 1st, 2019 and subsequently filed quarterly reports on Form 10-Q. Mobivity Holdings Corp. cautions readers not to place undue reliance on any forward-looking statements. Mobivity Holdings Corp. does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Investor Relations Contacts:

Lynn Tiscareno • Chief Financial Officer, Mobivity

(877) 282-7660

Brett Maas • Managing Partner, Hayden IR

brett@haydenir.com • (646) 536-7331